Exhibit 4.4

NON-QUALIFIED STOCK OPTION AGREEMENT

This Agreement is made as of the 28th day of March, 2007

BETWEEN:	VoIP, Inc. 151 So. Wymore Rd., Suite 3000 Altamonte Springs, Florida 32714

hereinafter referred to as "Company"

	AND:	David Mun-Gavin, Consultant to VoIP, Inc.
131 Finsbury Pavement
London EC2A 1NT United Kingdom

hereinafter referred to as "Optionee"

WHEREAS, the Board of Directors of the Company (the "Board of Directors") has authorized the granting to Optionee, for services to be rendered by Optionee as a consultant to the Company, in accordance with the terms of a Consulting Agreement ("Consulting Agreement") between the Company and Optionee entered into on March 28, 2007, of a non-qualified stock option to purchase the number of shares of common stock (“Common Stock”) of the Company specified in Paragraph 1 hereof at the price specified therein, such option to be for the term and upon the terms and conditions hereinafter stated in this Option Agreement.

NOW THEREFORE, in consideration of the premises and of the undertakings of the Parties hereto contained herein, it is hereby agreed:

1.	NUMBER OF SHARES: OPTION PRICE

Pursuant to said action of the Board of Directors, the Company hereby grants to Optionee, in consideration of consulting services to be performed for the benefit of the Company, the option ("Option") to purchase up to Three Million (3,000,000) shares ("Option Shares") of Common Stock of the Company, at the exercise price equal to twenty cents ($0.20) a share (the “Exercise Price”).

Notwithstanding anything in this Option Agreement to the contrary, in no event will the Optionee be entitled to exercise the Option to purchase Option shares in excess of such number of shares of Common Stock beneficially owned by the Optionee and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised Warrants and the unexercised or unconverted portion of any other securities of the Company, subject to a limitation on conversion or exercise) that would result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder.

2.	TERM

This option will expire five (5) years from the date of signing of this Option Agreement.

3.	SHARES SUBJECT TO EXERCISE

The options are immediately exercisable and remain subject to exercise for the term specified in Section 2, regardless of the termination of the Consulting Agreement.

4.	METHOD AND TIME OF EXERCISE

The Option may be exercised by written notice delivered to the Company in the form attached hereto as Exhibit A stating the number of shares with respect to which the Option is being exercised together with either a check made payable to the Company in the amount of the purchase price of the shares, or a wire transfer in the amount of the purchase price of the shares. Only whole shares may be purchased. The Company must carry out any and all acts to ensure that the Company and its transfer agent duly and properly issue the shares underlying the options to Optionee.

5.	EXERCISE ON TERMINATION

This Option will not terminate as a result of the termination of Optionee's services as a consultant to the Company or as a result of an early termination of the Consulting Agreement by Company.

6.	TRANSFERABILITY

This Option is assignable at the discretion of the Consultant.

7.	OPTIONEE NOT A SHAREHOLDER

Optionee has no rights as a shareholder with respect to the Common Stock of the Company covered by the Option until the date of issuance of a stock certificate or stock certificates to him upon exercise of the Option. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued.

8.	RESTRICTIONS ON SALE OF SHARES

Optionee represents and agrees that, upon Optionee's exercise of the Option in whole or part, unless there is in effect at that time under the Securities Act of 1933 a registration statement relating to the shares issued to him, he will acquire the shares issuable upon exercise of this Option for the purpose of investment and not with a view to their resale or further distribution, and that upon such exercise thereof Optionee will furnish to the Company a written statement to such effect satisfactory to the Company in form and substance.

9.	REPRESENTATION.

Company represents that it has carried out any and all acts necessary to effect the issuance of this Agreement.

10.	NOTICES

All notices to the parties may be sent at the addresses and numbers listed above, or to such other address and fax number as either may designate to the other in writing. A notice will be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid and followed by facsimile to the addressee. In lieu of giving notice by mail as aforesaid, written notices under this Agreement may be given by personal delivery to the Optionee or to the Company (as the case may be), or by a recognized courier.

11.	ADJUSTMENTS

If there is any change in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided the Option does not thereby terminate pursuant to Section 2 hereof), then the number and kind of shares then subject to the Option and the price to be paid therefor will be appropriately adjusted by the Company; provided however, that in no event will any such adjustment result in the Company's being required to sell or issue any fractional shares. Any such adjustment will be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with an appropriate adjustment to the price of each Share or other unit of security covered by this Option.

12.	CESSATION OF CORPORATE EXISTENCE

Notwithstanding any other provision of this Option, under the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corpora-tion, or the sale of substantially all the assets of the Company or of more than fifty percent (50%) of the then outstanding stock of the Company to another corporation or other entity, the Option granted hereunder will terminate; provided, however, that within fifteen (15) days before the effective date of such dissolution or liquidation, merger or consolidation or sale of assets in which the Company is not the surviving corporation, the Company will tender to Optionee, an option to purchase shares of the surviving corporation, and such new option or options will contain such terms and provisions substantially in accordance with this Option in order to preserve the rights and benefits of this Option.

13.	INVALID PROVISIONS

This Agreement contains the entire agreement between the parties and may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, charge, discharge or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect is not a waiver of any further or future rights. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

14.	APPLICABLE LAW

Any dispute or other disagreement arising from or out of this Option Agreement shall be submitted to mediation and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Mediation shall occur only in London, England. The interpretation and enforcement of this Option Agreement is governed by the laws of the United Kingdom. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party’s reasonable attorney’s fees incurred (as determined by the arbiter(s)).

15. MISCELLANEOUS

If any provision of this Option Agreement is invalid, illegal, or unenforceable, the balance of this Option Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. The consummation by the Company of the transactions herein contemplated, including the execution, delivery and consummation of this Option Agreement, will comply with all applicable law and will not conflict with or result in a breach of any of the terms of any agreement or instrument to which Company is bound, or constitute a default thereunder.

16. COUNTERPARTS

This Option Agreement may be executed in two or more counterparts, each of which is deemed an Original but all of which constitute but one agreement. A copy of this Option Agreement signed by a party and delivered by facsimile transmission to the other party has the same effect as the delivery of an original of this Option Agreement containing the original signature of such party.

[SIGNATURE PAGE TO FOLLOW}

IN WITNESS WHEREOF, the Parties hereto have executed this Option Agreement as of the day and date first above written.

Company:	Optionee:

VoIP, Inc.	David Mun-Gavin

Name: Title:

Exhibit A to Option Agreement

FORM OF NOTICE OF OPTION EXERCISE

To: VoIP, Inc. (the “Company”)

(1) The undersigned hereby elects to purchase __________ shares of common stock of the Company (the “Shares”) pursuant to the terms of the Option Agreement by and between the Company and the undersigned dated as of March __, 2007, and tenders herewith payment of the exercise price in full as set forth below.

(2) Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States in the form of a check made payable by the undersigned to the Company; or

[ ] in lawful money of the United States in the form of a wire transfer to the account specified by the Company.

(3) Please issue a certificate or certificates representing the Shares in the name of the undersigned or in such other name as is specified below:

____________________________________

The Shares shall be delivered via overnight courier (with tracking information to be provided to the undersigned) to the following address:

_____________________________
_____________________________
_____________________________
Attn: ________________________
Tel: _________________________

DAVID MUN-GAVIN __________________________________